Exhibit 99.1

         July 28, 2011

Contact:                      Stephen P. Theobald
     Executive Vice President, Chief Financial Officer
     (757) 217-1000

HAMPTON ROADS BANKSHARES ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Net Loss Declined to $18.8 Million

Provision for Loan Losses Declined to $14.7 Million

$21.2 Million Sequential Decline in Nonperforming Assets

At The Market Equity Offering Completed; Raises $15.9 Million

    Norfolk, Virginia  (July 28, 2011):  Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq:  HMPR), the holding company of Bank of Hampton Roads and Shore Bank, today announced financial results for the second quarter of 2011.  The Company reported a net loss to common shareholders of $18.8 million for the quarter, compared to a net loss of $54.1 million for the second quarter of 2010 and a net loss of $31.7 million in the first quarter of 2011.

    Provision for loan losses for the second quarter was $14.7 million, down from $21.3 million in the first quarter and $54.6 million in the second quarter of 2010.  In addition, the Company reported a decline of $21.2 million in nonperforming assets during the second quarter, marking the third straight quarterly decline in nonperforming assets.

    During the quarter, the Company raised $15.9 million of net new common equity through its At The Market (the “ATM”) offering.  As of June 30, 2011, the Company exceeded the regulatory capital minimums and Bank of Hampton Roads and Shore Bank were both considered “well capitalized” under the risk-based capital standards.  The Company today announced the completion of the ATM.

“The substantial improvement in financial results in the second quarter, along with the completion of a number of important steps in our strategic action plan, demonstrates the significant progress we are making in returning the company to profitability,” said John A.B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer.  “Going forward, our focus is on creating long-term shareholder value by completing the exit from non-core markets and businesses, consolidating overlapping branch offices, continuing to reduce expenses, and returning to traditional community banking in our core markets of Hampton Roads, Northeast North Carolina, Richmond, Emporia, and the Eastern Shore of Virginia and Maryland.”

    As of June 30, 2011, total assets were $2.6 billion, down from $2.7 billion at March 31, 2011.  During the quarter, loans outstanding declined from $1.8 billion to $1.7 billion as a result of charge offs and payoffs, offset by limited origination activity.  Total deposits declined during the quarter to $2.2 billion from $2.3 billion at March 31, 2011 as the Company continued to reduce its excess cash position and allow high priced time deposits to mature without rollover.

    During the quarter, nonperforming assets declined to $248.0 million from $269.3 million at March 31, 2011.  Nonperforming assets represented 9.55% of total assets at June 30, 2011, down from 9.91% of total assets at March 31, 2011 and 11.68% as of June 30, 2010.

    Net interest income for the second quarter of 2011 was $18.2 million, flat to the prior quarter. Net interest margin increased to 3.20% in the quarter, from 2.98% in the first quarter, bolstered by improved asset yields and lower funding costs.  The provision for loan losses was $14.7 million for the quarter, compared to $21.3 million and $54.6 million for the quarters ended March 31, 2011 and June 30, 2010 respectively.

    Noninterest income improved from $2.1 million in the first quarter of 2011 to $3.4 million in the second quarter of 2011 due to increased mortgage banking revenue and lower losses and impairments on foreclosed assets.  Noninterest income in the prior year quarter was $5.3 million, reflecting the low level of foreclosed assets at that time.

    Noninterest expense decreased during the quarter, from $30.7 million to $25.7 million due primarily to lower FDIC insurance costs and reduced salary and benefit costs, offset partially by the recognition of approximately $0.8 million of cost associated with the early termination of leases associated with the Company’s branch consolidation plans.

    Related to that plan, the Company today announced the planned closing of its Bank of Hampton Roads branch located at 3801 Pacific Avenue in Virginia Beach on November 4, 2011.  The accounts and services in the Pacific Avenue branch will be transferred to the Bank of Hampton Roads’ Hilltop branch located at 1580 Laskin Road.  The Company previously announced its plans for the consolidation or sale of selected branches to reduce operating expenses, improve efficiency and support the Company’s goal of returning to profitability by focusing on its core banking markets.  The Pacific Avenue branch represents the final branch closure contemplated in the plan.

    As previously disclosed, on April 27, 2011, the Company conducted a one for twenty five reverse stock split.  All share and per share data for the periods presented have been restated to reflect the reverse stock split.

Caution About Forward-Looking Statements

    Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company’s strategic plan, including branch consolidation and sales of branches, and returning the Company to profitability.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares

    Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia.  The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates forty-six banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

    This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release.  The Form 8-K can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

	Six months ended
Operating Results	June 30, 2011	June 30, 2010

Interest income	$53,466	$64,120
Interest expense	17,007	24,490
Net interest income	36,459	39,630
Provision for loan losses	36,054	100,251
Noninterest income	5,508	10,932
Noninterest expense	56,330	44,205
Income tax expense (benefit)	44	(2,134)
Net loss	(50,461)	(91,760)
Preferred stock dividend and accretion of discount	-	2,798
Net loss available to common shareholders	(50,461)	(94,558)

Per Share Data

Loss per share:
Basic	$(1.51)	$(106.70)
Diluted	(1.51)	(106.70)
Common dividends declared	-	-
Book value per common share	4.68	(114.53)
Book value per common share - tangible	4.39	(127.90)

Daily Averages

Total assets	$2,717,247	$3,024,352
Gross loans	1,856,148	2,370,886
Total securities	366,189	205,652
Intangible assets	10,390	12,385
Total deposits	2,265,004	2,553,525
Total borrowings	259,100	275,913
Shareholders' equity	170,179	173,194
Shareholders' equity - tangible	159,789	160,809
Common shareholders' equity	170,179	37,879
Common shareholders' equity - tangible	159,789	25,494
Interest-earning assets	2,388,738	2,526,326
Interest-bearing liabilities	2,297,482	2,586,294

Financial Ratios	June 30, 2011	June 30, 2010

Return on average assets	-3.74%	-6.30%
Return on average common equity	-59.79%	-503.40%
Return on average common equity - tangible	-63.68%	-747.95%
Net interest margin	3.08%	3.16%
Efficiency ratio	134.52%	87.91%
Tangible common equity to tangible assets	5.87%	-3.95%

Allowance for Loan Losses

Beginning balance	$157,253	$132,697
Provision for losses	36,054	100,251
Charge-offs	(100,792)	(61,890)
Recoveries	2,080	2,168
Ending balance	94,595	173,226

Asset Quality Ratios

Annualized net (chargeoffs) recoveries to average loans	-10.72%	-5.08%
Nonperforming loans to total loans	10.50%	13.57%
Nonperforming assets to total assets	9.55%	11.68%
Allowance for loan losses to total loans	5.52%	7.69%

Composition of Loan Portfolio at Period-End	June 30, 2011	June 30, 2010

Commercial	$268,104	$330,717
Construction	354,223	653,184
Real-estate commercial	610,062	709,428
Real-estate residential	448,490	523,357
Installment	31,864	35,727
Deferred loan fees and related costs	(196)	(476)
Total loans	1,712,547	2,251,937

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

Operating Results	Q2 2011	Q1 2011	Q2 2010

Interest income	$26,283	$27,183	$30,025
Interest expense	8,049	8,959	12,328
Net interest income	18,234	18,224	17,697
Provision for loan losses	14,740	21,314	54,638
Noninterest income	3,384	2,125	5,331
Noninterest expense	25,671	30,659	23,225
Income tax expense	-	44	(2,196)
Net loss	(18,793)	(31,668)	(52,639)
Preferred stock dividend and accretion of discount	-	-	1,423
Net loss available to common shareholders	(18,793)	(31,668)	(54,062)

Per Share Data

Loss per share:
Basic	$(0.56)	$(0.95)	$(61.01)
Diluted	(0.56)	(0.95)	(61.01)
Common dividends declared	-	-	-
Book value per common share	4.68	4.79	(114.53)
Book value per common share - tangible	4.39	4.48	(127.90)

Balance Sheet at Period-End

Total assets	$2,597,385	$2,717,383	$2,877,111
Gross loans	1,712,547	1,806,447	2,251,937
Allowance for loan losses	94,595	109,990	173,226
Total securities	330,113	373,267	201,679
Intangible assets	9,884	10,371	11,848
Total deposits	2,160,652	2,271,002	2,548,381
Total borrowings	251,917	262,562	274,566
Shareholders' equity	161,646	159,863	34,247
Shareholders' equity - tangible	151,762	149,492	22,399
Common shareholders' equity	161,646	159,863	(101,470)
Common shareholders' equity - tangible	151,762	149,492	(113,318)

Daily Averages

Total assets	$2,624,810	$2,810,261	$3,004,630
Gross loans	1,785,947	1,927,129	2,274,306
Total securities	365,839	366,543	204,998
Intangible assets	10,142	10,641	12,133
Total deposits	2,189,422	2,340,879	2,550,404
Total borrowings	255,350	262,893	274,946
Shareholders' equity	156,838	183,764	156,930
Shareholders' equity - tangible	146,696	173,123	144,797
Common shareholders' equity	156,838	183,764	21,404
Common shareholders' equity - tangible	146,696	173,123	9,271
Interest-earning assets	2,283,056	2,477,077	2,501,572
Interest-bearing liabilities	2,212,174	2,383,193	2,576,078

Financial Ratios	Q2 2011	Q1 2011	Q2 2010

Return on average assets	-2.87%	-4.57%	-7.22%
Return on average common equity	-48.06%	-69.89%	-1013.09%
Return on average common equity - tangible	-51.38%	-74.19%	-2338.93%
Net interest margin	3.20%	2.98%	2.84%
Efficiency ratio	119.26%	150.67%	101.98%
Tangible common equity to tangible assets	5.87%	5.52%	-3.95%

Nonperforming Assets at Period-End

Nonaccrual loans - ASC 310-30	$9,905	$12,574	$52,605
Nonaccrual loans - all other	169,832	185,134	253,004
Total nonaccrual loans	179,737	197,708	305,609
Loans 90 days past due and still accruing interest	-	770	-
Repossessed assets	68,296	70,790	30,307
Total nonperforming assets	248,033	269,268	335,916

Asset Quality Ratios

Annualized net (charge offs) recoveries to average loans	-6.77%	-14.43%	-5.76%
Nonperforming loans to total loans	10.50%	10.99%	13.57%
Nonperforming assets to total assets	9.55%	9.91%	11.68%
Allowance for loan losses to total loans	5.52%	6.09%	7.69%